Exhibit 36

To:	Deutsche Bank AG, London Branch 1 Great Winchester Street London EC2N 2DB
(acting in its capacity as Facility Agent for and on behalf of the Finance Parties)

Date:	3 August 2006

$7,000,000,000 Subordinated Bridge Facility Agreement dated 17 May 2006 (the Equity Bridge Facility Agreement) — Amendment requests

1.     INTRODUCTION

1.1
We refer to the Equity Bridge Facility Agreement. Terms used in this letter shall have the meanings given to them in the Equity Bridge Facility Agreement unless otherwise defined herein.

1.2
The provisions of clause 1.2 (Construction) of the Equity Bridge Facility Agreement apply to this letter as though they were set out in full in this letter, except that references to the Equity Bridge Facility Agreement are to be construed as references to this letter.

1.3
This letter is a Finance Document.

1.4
Except as expressly amended by this letter, each Finance Document continues in full force and effect.

2.     AMENDMENT

We hereby request that the Equity Bridge Facility Agreement be amended as set out below:

(a)
in the definition of "Acquisition Facility Agreement" in Clause 1.1 (Definitions) the number "8,500,000,000" shall be replaced with the number "9,500,000,000";

(b)
in the definition of "Debt Bridge Facility Agreement" in Clause 1.1 (Definitions) the number "3,500,000,000" shall be replaced with the number "2,500,000,000";

(c)
in the definition of "Debt Commitment Letter" in Clause 1.1 (Definitions), the words "on or about the date of this Agreement" shall be replaced with the words "on 17 May 2006 (as amended and supplemented from time to time)";

(d)
in the definition of "Offer Document" in Clause 1.1 (Definitions) the words "(as amended, supplemented or varied from time to time)" shall be inserted after the words "containing the Offer"; and

(e)
in Clause 20.14(c) (The Offer) the words "save for those" shall be inserted after the words "any term or condition of the Offer".

3.     CONSENT

By your countersignature of this letter you confirm that, pursuant to Clause 32 (Amendments and Waivers) of the Equity Bridge Facility Agreement, the Majority Lenders have agreed to the amendments set out in paragraph 2 above.

4.     RESERVATION OF RIGHTS

Except as expressly set out in this letter, each Finance Party reserves any other right or remedy it may have now or subsequently. This letter does not constitute a waiver of any right or remedy.

5.     GUARANTEES

Each Guarantor confirms (respectively) that its guarantee under Clause 18 (Guarantee and indemnity) of the Equity Bridge Facility Agreement remains in full force and effect notwithstanding the amendments contemplated by this letter.

6.     GOVERNING LAW AND JURISDICTION

6.1
This letter is governed by English law.

6.2
The provisions of clause 35 (Enforcement) of the Equity Bridge Facility Agreement apply to this letter as if expressly set out herein.

/s/    B S LEVENE                   /s/    D SIGRIST

XSTRATA (SCHWEIZ) AG
for itself and as agent for and on behalf of each Guarantor pursuant to clause 2.4 of the
Equity Bridge Facility Agreement.

We agree with the terms of this letter.

/s/    R SEDLACEK                   /s/    A S MASCIANTONIO

DEUTSCHE BANK AG, LONDON BRANCH
as Facility Agent